Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2010 SECOND
QUARTER RESULTS
▪	Achieves Second Quarter Earnings per Diluted Share of $0.22

▪	Declares Quarterly Cash Dividend of $0.05 per Share
EL SEGUNDO, Calif., August 5, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the second quarter ended July 4, 2010.
For the fiscal 2010 second quarter, net sales increased to $219.8 million from net sales of $216.0 million for the second quarter of fiscal 2009. As the Company previously reported, same store sales for the quarter decreased 0.5% versus the comparable period last year. As a reminder, the Company’s same store sales increased 0.3% during the second quarter of fiscal 2009 compared to the second quarter of fiscal 2008.
Gross profit for the fiscal 2010 second quarter increased to $73.0 million from $71.3 million in the second quarter of the prior year. The Company’s gross profit margin was 33.2% in the fiscal 2010 second quarter versus 33.0% in the second quarter of the prior year. The improvement in gross profit margin reflected an increase in merchandise margins of approximately 10 basis points and the leveraging of distribution costs, partially offset by increased store occupancy costs.
Selling and administrative expense as a percentage of net sales was 29.6% in the fiscal 2010 second quarter versus 29.2% in the second quarter of the prior year. Overall selling and administrative expense increased $2.0 million during the quarter from the same period last year due mainly to higher labor and operating costs to support an increase in store count.

Net income for the second quarter of fiscal 2010 was $4.8 million, or $0.22 per diluted share, compared to net income of $4.7 million, or $0.22 per diluted share, for the second quarter of fiscal 2009.
For the 26-week period ended July 4, 2010, net sales increased $12.0 million, or 2.8%, to $438.3 million from net sales of $426.3 million in the 26 weeks ended June 28, 2009. Same store sales increased 0.9% in the first 26 weeks of fiscal 2010 versus the comparable period last year. Net income was $9.8 million, or $0.45 per diluted share, for the first 26 weeks of fiscal 2010, compared to net income of $7.4 million, or $0.35 per diluted share, for the first half of last year.
“Our second quarter earnings are in line with the revised guidance we issued in early July,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “As previously reported, the slight same store sales decline for the quarter reflected the sluggish pace of the economic recovery and unseasonably cool weather in many of our markets, particularly during the month of May. We are encouraged by the positive sales trends that we experienced during June and into the third quarter to date. While the economic environment in our markets remains challenging, we are pleased with our solid execution and believe that our focus on providing customers with compelling values on an exciting product assortment will continue to serve our business well.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on September 15, 2010 to stockholders of record as of September 1, 2010.
Guidance
For the fiscal 2010 third quarter, the Company expects same store sales in the flat to positive low-single digit range and earnings per diluted share in the range of $0.27 to $0.34. As a reminder, the Company is transitioning from a 53-week fiscal year in 2009 back to a 52-week fiscal year in 2010. This transition is expected to significantly impact fiscal third quarter net sales and earnings comparisons to the prior year because a high volume sales week, which included the Fourth of July holiday, has shifted out of the third fiscal quarter and a historically lower volume sales week will shift into the end of the third fiscal quarter for 2010. Consequently, fiscal 2010 third quarter earnings guidance reflects the Company’s expectation that this calendar shift will impact quarterly net sales comparisons to the prior year by approximately $7.0 million and quarterly earnings per diluted share comparisons to the prior year by approximately $0.07. The effect of the calendar shift is not reflected in the Company’s same store sales guidance for the third quarter because the Company reports same store sales on a comparable calendar day basis as opposed to a fiscal period basis. For comparative purposes, for the third quarter of fiscal 2009, the Company’s same store sales increased 1.6% and earnings per diluted share were $0.37.

Store Openings
During the second quarter, the Company opened two new stores, including one which is intended to replace an existing store that is expected to close at a later date. The Company ended the second quarter with 388 stores, and continues to anticipate opening between 10 and 15 new stores, net of relocations, during fiscal 2010.
Conference Call Information
The Company will host a conference call and audio webcast today, August 5, 2010, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2010 second quarter. To access the conference call, participants in North America should dial (800) 327-5138, and international participants should dial (719) 785-1762. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 19, 2010 by calling (888) 203-1112; passcode is 5108483.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 388 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability and Big 5’s ability to refinance its current financing agreement on favorable terms or at all, and higher costs associated with current and new sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	July 4,	January 3,
	2010	2010
ASSETS

Current assets:
Cash and cash equivalents	$5,581	$5,765
Accounts receivable, net of allowances of $80 and $223, respectively	12,005	13,398
Merchandise inventories, net	252,040	230,911
Prepaid expenses	10,360	9,683
Deferred income taxes	7,616	7,723

Total current assets	287,602	267,480

Property and equipment, net	78,377	81,817
Deferred income taxes	13,195	11,327
Other assets, net of accumulated amortization of $372 and $346, respectively	1,091	1,065
Goodwill	4,433	4,433

Total assets	$384,698	$366,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$96,143	$85,721
Accrued expenses	49,490	59,314
Current portion of capital lease obligations	1,895	1,904
Short-term revolving credit borrowings	64,083	—

Total current liabilities	211,611	146,939

Deferred rent, less current portion	23,544	23,832
Capital lease obligations, less current portion	1,652	2,278
Long-term revolving credit borrowings	—	54,955
Other long-term liabilities	6,712	6,257

Total liabilities	243,519	234,261

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,295,712 and 23,050,061 shares, respectively; outstanding 21,812,417 and 21,566,766 shares, respectively	233	230
Additional paid-in capital	96,958	95,259
Retained earnings	65,354	57,738
Less: Treasury stock, at cost; 1,483,295 shares	(21,366)	(21,366)

Total stockholders’ equity	141,179	131,861

Total liabilities and stockholders’ equity	$384,698	$366,122

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
Net sales	$219,828	$216,040	$438,349	$426,331

Cost of sales	146,862	144,709	293,833	287,929

Gross profit	72,966	71,331	144,516	138,402

Selling and administrative expense	65,002	63,029	128,065	124,867

Operating income	7,964	8,302	16,451	13,535

Interest expense	363	608	767	1,321

Income before income taxes	7,601	7,694	15,684	12,214

Income taxes	2,849	3,039	5,899	4,800

Net income	$4,752	$4,655	$9,785	$7,414

Earnings per share :
Basic	$0.22	$0.22	$0.45	$0.35

Diluted	$0.22	$0.22	$0.45	$0.35

Dividends per share	$0.05	$0.05	$0.10	$0.10

Weighted-average shares of common stock outstanding:
Basic	21,554	21,429	21,519	21,422

Diluted	21,893	21,554	21,873	21,483